EXHIBIT 5.1

                                                              September 27, 2000


Go2Net, Inc.
Pier 70, 2801 Alaskan Way, Suite 200
Seattle, Washington  98121

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Go2Net, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about September 27, 2000 in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,000,000 shares of the Company's Common Stock reserved for issuance under the Company's 1999 Employee Stock Purchase Plan. As the Company's legal counsel in connection with the Registration Statement, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the foregoing shares under the 1999 Employee Stock Purchase Plan (the "Shares").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                          Very truly yours,

                                          /s/ Hutchins, Wheeler & Dittmar

                                          HUTCHINS, WHEELER & DITTMAR,
                                          A Professional Corporation